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                                                                   Exhibit 10(q)


                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT, dated as of December 4, 1997, between Avatar Properties Inc., a Florida corporation (the "Company"), and Michael Levy (the "Employee").

                              W I T N E S S E T H :

                  WHEREAS, the Company desires to employ the Employee as its Chief Operating Officer and Executive Vice President and the Employee desires to accept such employment, all on the terms and conditions specified herein; and

                  WHEREAS, the Employee and the Company desire to set forth in writing all of their respective duties, rights and obligations with respect to the Employee's employment by the Company; and

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. EMPLOYMENT AND TERM. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, in the capacity and upon the terms and conditions hereinafter set forth. The term of employment under this Agreement shall be for the period commencing as of December 5, 1997 (the "Commencement Date") and ending on the fifth anniversary thereof, unless earlier terminated as herein provided (the "Term of Employment"). The last day of the Employee's Term of Employment shall be referred to in this Agreement as the "Date of Termination."

                  2. DUTIES. During the Term of Employment, the Employee shall serve as the Company's Chief Operating Officer and Executive Vice President, and shall perform such duties, functions and responsibilities as are customarily associated with and incident to the position of Chief Operating Officer and Executive Vice President and as the Company may, from time to time, require of him, subject to the direction of the Company's President. The Employee shall serve the Company faithfully, conscientiously and to the best of the Employee's ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or disability, the Employee shall devote all of his time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Employee's duties may reasonably require, to the duties of the Employee's employment; PROVIDED, HOWEVER, that nothing contained herein shall prevent the Employee from engaging in Permitted Activities (as defined below). The principal place of employment of the Employee shall be the current principal executive offices of the Company and/or such other location within 50 miles of Company's current principal place of business as shall be necessary for the Employee to discharge his duties hereunder and the Permitted Activities. For purposes of this Agreement, "Permitted Activities" shall mean an ownership interest in, or the provision of services in connection with the design, development, construction, sales and marketing, operation and management, solely to or in connection with, the existing Brookman-Fels projects conducted by the companies set forth on SCHEDULE I hereto and the Harbor Islands Joint Venture between Avatar Harbor Islands, Inc. and Brookman-Fels at Harbor Island, Inc. The Employee acknowledges that in the course of his employment he may be required, from time to time, to travel on behalf of the Company; PROVIDED, HOWEVER, that the Employee shall not be required to spend more than 25% of his business time on overnight travel.

                  3. COMPENSATION AND BENEFITS. As full and complete compensation for the Employee's execution and delivery of this Agreement and performance of any services hereunder, the Company shall pay, grant or provide the Employee, and the Employee agrees to accept, the following compensation and benefits:

                           (a) BASE SALARY. The Company shall pay the Employee a
base salary at an annual rate of $300,000 payable at such times and in accordance with the standard payroll practices of Avatar Holdings Inc., a Delaware corporation ("Avatar"). Upon completion by the Employee of one year of employment with the Company, the Employee's base salary shall be reviewed, and in the sole discretion of the Board of Directors of the Company, the Company may increase (but not decrease) the Employee's base salary.

                           (b) EMPLOYEE BENEFITS. The Company shall afford the
Employee the opportunity to participate during the Term of Employment in any medical, dental, disability insurance, retirement, savings and any other employee benefits plans or programs (including perquisites) which Avatar maintains for its senior executives. Nothing in this Agreement shall require the Company, Avatar or their affiliates to establish, maintain or continue any benefit programs already in existence or hereafter adopted for senior executives of Avatar, and nothing in the Agreement





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shall restrict the right of Avatar or any of its affiliates to amend, modify or terminate any such benefit program.

                           (c) EXPENSES. The Employee shall be entitled to
reimbursement or payment of reasonable business expenses (in accordance with Avatar's policies for its senior executives, as the same may be amended from time to time in Avatar's sole discretion), following the Employee's submission of appropriate receipts and/or vouchers to the Company.

                           (d) "CARRIED INTEREST" IN CERTAIN INVESTMENTS.

                  (i) In addition to any other compensation hereunder and subject to Section 3(d)(ii) below, the Employee shall have a 9% "carried interest" (to be defined by the parties at the time) in any new investment that
(A) the Employee is responsible (together with Jonathan Fels and Bernard Offenberg) for identifying as a prospect and/or opportunity for Avatar or the Company to acquire or develop and (B) that Avatar or the Company, in its sole discretion, elects to acquire or develop.

                  (ii) Notwithstanding anything to the contrary in Section 3(d)(i) hereof, if the Employee's employment with the Company shall be terminated pursuant to Section 5(a)(ii), Section 5(a)(iii), Section 5(a)(iv) or
Section 5(a)vii) hereof, the Employee's "carried interest" shall thereupon be reduced by one-fifth in respect of each year of the Term of Employment (or portion thereof) during which the Employee shall not have remained in the Company's employ (E.G., if the Employee's employment shall be validly terminated by the Company for Cause after the first anniversary of the Commencement Date but prior to the second anniversary thereof, then the Employee's "carried interest" shall be reduced by four-fifths, with the forfeited amount inuring to the benefit of the Company. The Employee shall promptly repay to the Company the portion of any distributions or other payments received in respect of his "carried interest" which exceeds the percentage representing his carried interest as so reduced (E.G., if the Employee had received a $100 distribution in respect of his "carried interest" during the first year of his employment and such employment shall be terminated after the first anniversary of the Commencement Date but prior to the second anniversary thereof, the Employee shall, promptly after the Termination Date, repay $80 to the Company). If the Employee shall fail to make any such prompt repayment when due, then the Company shall have the right to offset the aggregate amount due from the Employee against any other payments due from the Company to the Employee hereunder or otherwise.






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                  (iii) Employee agrees to make a timely election pursuant to
Section 83(b) of the Internal Revenue Code of 1986, as amended, upon Employee's acquisition of his interest in the Joint Venture.

                           (e) VACATIONS, HOLIDAYS OR TEMPORARY LEAVE: The
Employee shall be entitled to take three (3) weeks of vacation per year, without loss or diminution of compensation. Such vacation shall be taken at such time or times, and as a whole or in increments, as the Employee shall elect, consistent with the reasonable needs of the Company's business. The Employee shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the policies of Avatar for its senior executives (as such policies may be amended from time to time or terminated in Avatar's sole discretion).

                  4. NON-COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION:

                   (a)  RESTRICTIVE COVENANTS:

                           (i) During the Term of Employment the Employee shall
not directly or indirectly engage, participate, own or make any financial investments in, or become employed by or render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of, any person, firm or corporation, or otherwise engage in any business activity which directly or indirectly competes with any of the business operations or activities of the Company or Avatar consisting of the design, development, construction, sales and marketing, operation and management of real estate; PROVIDED, HOWEVER, that nothing herein shall restrict the Employee from engaging in Permitted Activities; PROVIDED, FURTHER, HOWEVER, that it shall not be a violation of this Agreement for the Employee to have beneficial ownership of less than 1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system.

                           (ii) During the Term of Employment the Employee shall
not, directly or indirectly, (A) solicit, in competition with the Company or Avatar, any person who is a customer of any business conducted by the Company or Avatar or (B) in any manner whatsoever induce, or assist others to induce, any supplier of the Company to terminate its






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association with such entity or do anything, directly or indirectly, to interfere with the business relationship between the Company, Avatar and any of their respective current or prospective suppliers.

                           (iii) During the Term of Employment the Employee
shall not, directly or indirectly, solicit or induce any employee of the Company or Avatar to terminate his or her employment for any purpose, including without limitation, in order to enter into employment with any entity which competes with any business conducted by the Company or Avatar.

                           (iv) The Employee recognizes and acknowledges that
certain confidential business and technical information used by the Employee in connection with the Permitted Activities that includes, without limitation, certain confidential and proprietary information relating to the designing, development, construction and marketing of real estate, is a valuable, special and unique asset of the Company, such information, subject to Section 4(a)(vi) below, collectively being referred to as the "Confidential Information." During the Term of Employment the Employee shall not (A) use Confidential Information, or any part thereof other than in connection with his duties hereunder or Permitted Activities, nor (B) disclose such information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever.

                           (v) During the Term of Employment and for all time
following the Date of Termination, the Employee shall not, directly or indirectly, furnish or make accessible to any person, firm, or corporation or other business entity, whether or not he, she, or it competes with the business of the Company, any trade secret or know-how acquired by the Employee during his employment by the Company which relates to the business practices, methods, processes or other confidential or secret aspects of the business of the Company or Avatar without the prior written consent from the Company (such information, subject to Section 4(a)(vi) below, being referred to as the "Company Confidential Information").

                           (vi) Confidential Information and Company
Confidential Information shall not include any information or documents that (A) are or become publicly available without breach by the Employee of Sections 4(a)(iv) and (v) hereof, respectively, (B) the Employee receives from any third party who, to the best of the Employee's knowledge upon reasonable inquiry, is not in breach of an obligation of confidence with the Company, Avatar or their respective





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affiliates, or (C) is required to be disclosed by law, statute, governmental or judicial proceeding; PROVIDED, HOWEVER, that in the event that the Employee is requested by any governmental or judicial authority to disclose any Confidential Information, the Employee shall give the Company and Avatar prompt notice of such request, such that the Company and Avatar may seek a protective order or other appropriate relief, and in any such proceeding the Employee shall disclose only so much of the Confidential Information as is required to be disclosed.

                  (vii) Notwithstanding the foregoing, the Employee acknowledges that during the Term of Employment and for all time following the Date of Termination, the Employee shall not, and shall not cause or permit any of its affiliates to, use the name "Brookman-Fels" (or any derivative thereof) except as expressly permitted by those certain License Agreements, each dated as of December 4, 1997, by and between Brookman-Fels Jeff Ian, Inc., as licensor and the companies listed on SCHEDULE I hereto, each as a licensee, or except as otherwise permitted in writing by Avatar.

                  (b) GEOGRAPHIC SCOPE. The provisions of this Section 4 (other than Sections 4(a)(iii), (iv), (v) and (vi), which shall be in full force and effect without regard to the geographic limitations set forth in this Section 4(b)) shall be in full force and effect (i) in the state of Florida, (ii) within a 150-mile radius of Tucson, Arizona and (iii) within a 150-mile radius of a site for which the Company or Avatar has commenced development or has a binding commitment therefor.

                  (c) REMEDIES. The Employee acknowledges that his services are of a special, unique and extraordinary character and, his position with the Company and Avatar places him in a position of confidence and trust with the clients and employees of the Company and Avatar, and that in connection with his services to the Company, the Employee will have access to confidential information vital to the Company's and Avatar's businesses. The Employee further acknowledges that in view of the nature of the business in which the Company and Avatar are engaged, the foregoing restrictive covenants in this Section 4 hereof are reasonable and necessary in order to protect the legitimate interests of the Company and Avatar and that violation thereof would result in irreparable injury to the Company and Avatar. Accordingly, the Employee consents and agrees that if the Employee violates or threatens to violate any of the provisions of this
Section 4 hereof the Company and Avatar would sustain irreparable harm and, therefore, the Company and Avatar shall be entitled to obtain from any




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court of competent jurisdiction, without posting any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Company or Avatar may be entitled.

                  5.  TERMINATION OF EMPLOYMENT:

                           (a) The Employee's employment with the Company shall
terminate upon the occurrence of any of the following events:

                                    (i) the termination of the Employee's
employment upon and at any time following the Date of Termination and absent the parties having entered into a written agreement for the renewal of this Agreement;

                                    (ii) the death of the Employee during the
Term of Employment;

                                    (iii) the Disability (as defined below) of
Employee during the Term of Employment;

                                    (iv) at any time upon written notice to the
Employee from the Company of termination of his employment for Cause (as defined below);

                                    (v) at any time upon written notice to the
Employee from the Company of termination of his employment Without Cause (as defined below);

                                    (vi) the resignation by the Employee for
Good Reason (as defined below) during the Term of Employment; or

                                    (vii) the resignation by the Employee
Without Good Reason (as defined below) during the Term of Employment.

                  (b) For purposes of this Agreement, the "Disability" of the Employee shall mean his inability, because of mental or physical illness or incapacity, whether total or partial, to perform his full time duties under this Agreement with reasonable accommodation for a period aggregating 90 days out of any 12-month period under circumstances where in the opinion of a qualified physician reasonably acceptable to the Company it is reasonably certain that the Employee will not be able to resume his duties on a regular full time basis within 30 days of the




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date the Employee receives notice of termination for Disability.

                  (c) For purposes of this Agreement, the term "Cause" shall mean the Employee's (i) conviction or entry of a plea of guilty or nolo contendere, with respect to any felony; (ii) commission of any act of wilful misconduct, gross negligence, fraud or dishonesty; or (iii) violation of any material term of this Agreement or any material written policy of the Company, PROVIDED that the Company first deliver written notice thereof to the Employee and the Employee shall not have cured such violation within thirty (30) days after receipt of such written notice.

                  (d) For purposes of this Agreement, "Without Cause" shall mean any reason other than the reasons described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii) and 5(a)(iv) hereof. The parties expressly agree that a termination of employment Without Cause pursuant to Section 5(a)(v) hereof may be for any reason whatsoever, or for no reason, in the sole discretion of the Company.

                  (e) For purposes of this Agreement, "Good Reason" shall mean
(i) a willful and material breach of the provisions of this Agreement by the Company or (ii) the termination by the Company of the employment of either Jonathan Fels or Bernard Offenberg Without Cause pursuant to their respective employment agreements; PROVIDED that the Employee first deliver written notice thereof to the Chairman of the Board of the Company and the Company shall not have cured such breach within thirty (30) days after receipt of such written notice.

                  (f) For purposes of this Agreement, "Without Good Reason" shall mean any reason other than that defined in this Agreement as constituting Good Reason.

                  6.  PAYMENTS UPON TERMINATION OF EMPLOYMENT:

                  (a) DEATH OR DISABILITY: If the Employee's employment hereunder is terminated due to the Employee's death or Disability pursuant to Sections 5(a)(ii) or (iii) hereof, the Company shall pay or provide to the Employee, his designated beneficiary or to his estate (i) all base salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(e) hereof, in each case which has been earned but unpaid as of the Date of Termination; and (ii) any benefits to which the Employee may be entitled under any employee benefits plan or program pursuant to Section 3(b) hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date





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of Termination. Should the Company wish to purchase insurance to cover the costs associated with the Employee's termination of employment pursuant to Sections 5(a)(ii) or (iii), the Employee agrees to execute any and all necessary documents necessary to effectuate said insurance. Upon termination of the Employee's employment due to the Employee's Disability, the Employee shall continue to have the obligations provided for in Section 4 hereof.

                  (b) TERMINATION FOR CAUSE, RESIGNATION WITHOUT GOOD REASON, OR EXPIRATION OF TERM OF EMPLOYMENT: If the Employee's employment hereunder is terminated due to the termination of the Employee's employment by the Company for Cause pursuant to Section 5(a)(iv) or due to the Employee's resignation Without Good Reason pursuant to Section 5(a)(vii), the Company shall pay or provide to the Employee (i) all base salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(e) hereof, in each case which has been earned but unpaid as of the Date of Termination and (ii) any benefits to which the Employee may be entitled under any employee benefits plan or program pursuant to Section 3(b) hereof in which he is a participant in accordance with the terms of such plan or program up to and including the Date of Termination.

                  (c) TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON: If the Employee's employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(v), or due to the Employee's resignation for Good Reason pursuant to Section 5(a)(vi), the Company shall continue to pay to the Employee, in lieu of any other payments or benefits and on the regular payroll dates of the Company for a period of six (6) months following Date of Termination his current base salary, at the rate provided in Section 3(a) hereof; PROVIDED, HOWEVER, if the Employee's employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(v) or due to Employee's resignation for Good Reason pursuant to Section 5(a)(vi) prior to the second anniversary of the Commencement Date, the Company shall continue to pay to the Employee, through the second anniversary of the Commencement Date and for a period of six (6) months following such second anniversary, his current base salary, at the rate provided in Section 3(a) hereof, in lieu of any other payments or benefits, and on the regular payment dates of the Company. The Company's obligation to make the payment pursuant to this Section 6(c) shall be conditioned upon the Company's prior receipt of an executed general release of claims which the Employee may have against the Company, its affiliates and their respective shareholders, directors, officers, employees and agents, to the maximum extent permitted by law.






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                  (d) NO OTHER PAYMENTS. Except as provided in this Section 6, the Employee shall not be entitled to receive any other payments or benefits from the Company due to the termination of his employment, including but not limited to, any employee benefits under any of the Company's or Avatar's employee benefits plans or programs (other than at the Employee's expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the terms of any pension plan which the Company or Avatar may have in effect from time to time) or any right to be paid severance pay. If the Employee is entitled to any notice or payment in lieu of any notice of termination required by Federal, State or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Company's obligation to make payments pursuant to Section 6(c) shall be reduced by the amount of any such payment in lieu of notice.

                  7.  NO CONFLICTING AGREEMENTS; INDEMNIFICATION:

                  (a) The Employee hereby represents and warrants that he is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), which would in any way conflict with or limit his ability to commence work on the first day of the Term of Employment or would otherwise limit his ability to perform all responsibilities in accordance with the terms and subject to the conditions of this Agreement.

                  (b) The Employee agrees that the compensation provided for in
Section 3 represents the sole compensation to be paid to Employee in respect of the services performed or to be performed for the Company and/or its affiliates by such Employee. The Employee further agrees that should there be a determination that for federal, state, local and/or other tax purposes, Employee's compensation for services performed for the Company and its affiliates is greater than the amounts payable hereunder, Employee will indemnify and hold harmless the Company and its affiliates against any and all liabilities, losses, and expenses including, but not limited to, any additional taxes, penalties and interest, and attorneys' and accountants' fees arising out of, resulting from or relating to such determination.

                  8. DEDUCTIONS AND WITHHOLDING. The Employee agrees that the Company shall withhold from any and all compensation required to be paid to the Employee pursuant to this Agreement all federal, state, local and/or other taxes






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which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Employee's coverage under applicable employee benefit plans.

                  9. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties with respect to the Employee's employment and supersedes any other prior oral or written agreements between the Employee and the Company and its affiliates. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

                  10. WAIVER. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. The waiver by the Employee of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

                  11. GOVERNING LAW. This Agreement shall be subject to, and governed by, the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida, regardless of where the Employee is in fact required to work.

                  12. JURISDICTION. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of Florida, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

                  13. ASSIGNABILITY. The obligations of the Employee may not be delegated and, except as expressly provided in Section 6(a) relating to the designation of beneficiaries, the Employee may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Employee agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term




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"successor" shall mean, with respect to the Company or any of its subsidiaries, and any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company. Any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor shall not be considered a termination of employment for purposes of this Agreement.

                  14. SEVERABILITY. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court construes any of the provisions of Section 4 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

                  15. NOTICES. All notices to the Employee hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

                           Michael Levy
                           3800 South Ocean Drive
                           Suite G-9
                           Hollywood, Florida 33019

                           with a copy to:

                           Kluger, Peretz, Kaplan & Berlin, P.A.
                           201 South Biscayne Blvd.
                           Suite 1700
                           Miami, FL  33131
                           Attention:  Eliot Abbott, Esq.
                           Facsimile:  (305) 379-3428

All notices to the Company hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

                           Brookman-Fels Communities, Inc.
                           255 Alhambra Circle
                           Coral Gables, Florida 33134
                           Attention: President
                           Facsimile: (305) 441-7876





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                           with a copy to:

                           Brookman-Fels Communities, Inc.
                           255 Alhambra Circle
                           Coral Gables, Florida 33134
                           Attention:  General Counsel
                           Facsimile: (305) 448-9927

                           and with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Attention:  Simeon Gold, Esq.
                           Facsimile:  (212) 310-8007

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.

                  16. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

                  18. ATTORNEYS' FEES. In the event that either party hereto commences litigation against the other to enforce such party's rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys' fees (including in-house counsel), paralegals' fees, and legal assistants' fees through all appeals.

                  19. NEUTRAL CONSTRUCTION. Each party to this Agreement was represented by counsel, or had the opportunity to consult with counsel. No party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.


                            (signature page follows)

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                             AVATAR PROPERTIES INC.

                             By:  /s/ Gerald D. Kelfer
                                  ---------------------------------
                                  Name: Gerald D. Kelfer
                                  Title: Chairman of the Board

                                  /s/ Michael Levy
                                  ---------------------------------
                                  Michael Levy
































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                                   SCHEDULE I

                  EXISTING BROOKMAN-FELS PROJECTS AND LICENSEES

                  (_)      Brookman-Fels at Harbor Islands, Inc.
                  1.       Brookman-Fels Organization, Inc.
                  2.       Brookman-Fels and Associates, Inc.
                  3.       Brookman-Fels at Treasure Trove, Inc.
                  4.       Brookman-Fels at Country Club Estates, Inc.
                  5.       Brookman and Fels at the Sanctuary, Inc.
                  6.       Brookman-Fels of South Florida, Inc.
                  7.       Brookman-Fels Custom Builders, Inc.
                  8.       Brookman-Fels Home and Design, Inc.
                  9.       Brookman-Fels Management Corporation
                  10.      Brookman-Fels at Presidential Estates, Inc.
                  11.      Brookman-Fels Construction Corp.
                  12.      Brookman-Fels Builders, Inc.
                  13.      Sunset Point at Silver Lakes, Ltd. (d/b/a
                            Brookman-Fels - Zuckerman Group)
                  14.      Parkland Communities, Inc. (d/b/a
                            Brookman-Fels - Zuckerman Group)































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